Exhibit 99.1

July 31, 2017

Earnings Report – June 30, 2017

Dear Shareholders:

We are pleased to announce favorable financial results for your company.  Year-to-date net income was $5.5 million for the six months ending June 30, 2017 compared to $3.9 million for the same period ending June 30, 2016, reflecting an increase of 41.5%.  Year-to-date diluted earnings per share was $1.87 for the period ending June 30, 2017 compared to $1.31 for the same period last year, an increase of 42.7%.

The increase in year-to-date net income of $1.6 million from prior year was largely driven by a one-time gain for the sale of our downtown branch building located in Winchester, Kentucky, to a non-banking real estate investor, in the first quarter of 2017.  The sale was solely for the building and not for the loans or deposits associated with the branch.  Simultaneous to the sale transaction, we entered into a one-year lease with the non-banking real estate investor to allow time for the construction of a smaller, more efficient branch in Winchester.  The sale of the building resulted in a pre-tax gain of approximately $1.2 million.  Absent the sale of the building, net income for the year would have increased approximately $840 thousand or 21% when compared to the same period of 2016.

Other changes impacting the increase in net income include a $595 thousand increase in net interest income after provision expense due to the increase in interest-earning assets and stable asset quality, a $285 thousand increase in gains on sale of loans due to higher volume, and a $414 thousand decrease in legal and professional expense, primarily due to one-time consulting costs incurred in 2016.

Total assets were $1.02 billion as of June 30, 2017 compared to $994.1 million as of June 30, 2016, reflecting growth of 2.7%.  The change in assets reflected a $31.1 million increase in securities and a $32.6 million increase in total deposits.  The increase in balances reflects our efforts for expanded relationships and deeper market penetration.

On July 14, 2017, we held the ribbon cutting of our new branch facility on Colby Road in Winchester, Kentucky.  We replaced the branch on the same site with a more conveniently designed office, allowing us to serve customers in a more personal and efficient manner.  We believe the new facility will allow for continued growth while maintaining comparable staffing levels.

We are pleased with the first half of 2017 and look forward to what we believe will be a busy and productive year.  We will continue to focus on profitable growth and continue to evaluate our franchise footprint for opportunities to expand.  We do this as a means of pursuing ongoing success in what continues to be an environment of heightened competition and enhanced supervisory oversight.  As always, we will concentrate on what is in the long term best interest of our shareholders, customers, and employees.  Thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	6/30/2017	6/30/2016	Change

Assets
Cash & Due From Banks	$15,328	$15,459	(0.8)%
Interest Bearing Time Deposits	5,009	4,829	3.7
Securities	297,786	266,722	11.6
Trading Assets	5,702	5,704	(0.0)
Loans Held for Sale	1,917	1,485	29.1
Loans	650,657	653,278	(0.4)
Reserve for Loan Losses	7,958	7,259	9.6
Net Loans	642,699	646,019	(0.5)
Federal Funds Sold	809	1,169	(30.8)
Other Assets	51,642	52,681	(2.0)
Total Assets	$1,020,892	$994,068	2.7%

Liabilities & Stockholders' Equity
Deposits
Demand	$216,833	$205,693	5.4%
Savings & Interest Checking	376,956	344,983	9.3
Certificates of Deposit	190,183	200,720	(5.2)
Total Deposits	783,972	751,396	4.3
Repurchase Agreements	23,950	26,057	(8.1)
Other Borrowed Funds	99,899	111,529	(10.4)
Other Liabilities	14,226	9,287	53.2
Total Liabilities	922,047	898,269	2.6
Stockholders' Equity	98,845	95,799	3.2
Total Liabilities & Stockholders' Equity	$1,020,892	$994,068	2.7%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Six Months Ending			Three Months Ending
			Percentage			Percentage
	6/30/2017	6/30/2016	Change	6/30/2017	6/30/2016	Change
Interest Income	$18,960	$18,184	4.3%	$9,584	$9,086	5.5%
Interest Expense	2,421	2,190	10.5	1,223	1,101	11.1
Net Interest Income	16,539	15,994	3.4	8,361	7,985	4.7
Loan Loss Provision	550	600	(8.3)	200	225	(11.1)
Net Interest Income After Provision	15,989	15,394	3.9	8,161	7,760	5.2
Other Income	7,645	6,033	26.7	3,295	3,286	0.3
Other Expenses	16,735	16,936	(1.2)	8,549	8,608	(0.7)
Income Before Taxes	6,899	4,491	53.6	2,907	2,438	19.2
Income Taxes	1,352	572	136.4	497	356	39.6
Net Income	$5,547	$3,919	41.5%	$2,410	$2,082	15.8%
Net Change in Unrealized Gain (Loss) on Securities	2,169	4,043	(46.4)	1,433	1,656	(13.5)
Comprehensive Income (Loss)	$7,716	$7,962	(3.1)%	$3,843	$3,738	2.8%

Selected Ratios
Return on Average Assets	1.06%	0.79%		0.93%	0.83%
Return on Average Equity	11.57	8.49		9.81	8.91

Earnings Per Share	$1.87	$1.31		$0.81	$0.70
Earnings Per Share - assuming dilution	1.87	1.31		0.81	0.70
Cash Dividends Per Share	0.58	0.54		0.29	0.27
Book Value Per Share	33.26	32.00

Market Price	High	Low	Close
Second Quarter '17	$39.50	$36.10	$39.40
First Quarter '17	$37.04	$32.50	$37.04